EXHIBIT 99

This Form 4 is being filed by Michael K. Hooks as a director of the Issuer. Mr.
Hooks is also a beneficial owner of 10% or more of the Issuer's Class A Common
Stock as a result of serving as a managing director of Black Canyon Capital LLC
("BC Capital"). Black Canyon Investments L.P. ("BC Investments") is the general partner of the Black Canyon Direct Investment Fund L.P. ("BC Fund") and
possesses the voting power and dispositive power with respect to the securities beneficially owned by the BC Fund. As a result, BC Investments may be deemed the beneficial owner of the securities beneficially owned by the BC Fund. Black
Canyon Investments LLC ("BC GP") is the general partner of BC Investments and possesses the voting and dispositive power with respect to the securities beneficially owned by BC Investments and may be deemed the beneficial owner of the securities beneficially owned by BC Investments. BC Capital, as a managing member of BC GP, possesses the voting power with respect to the securities beneficially owned by BC GP and may be deemed the beneficial owner of the securities beneficially owned by BC GP. Michael K. Hooks and Mark W. Lanigan are managing directors of BC Capital and may be deemed the beneficial owner of the securities beneficially owned by BC Capital. The investment committee of BC GP possesses the dispositive power with respect to the securities beneficially owned by BC GP. The investment committee of BC GP is comprised of Messrs. Hook and Lanigan, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis and, therefore, no individual member of the committee is deemed to control the disposition of the securities beneficially owned by BC GP. As manager of Loudon Partners, LLC,
Bradley Spencer, chief financial officer of BC Capital, possesses the voting and dispositive power with respect to the securities beneficially owned by Loudon
Partners, LLC.

Mr. Hooks may be deemed, pursuant to Rule 13d-3 under the Securities Exchange
Act of 1934, as amended, to beneficially own the Issuer's securities reported herein and disclaims beneficial ownership of the Issuer's securities reported herein, except to the extent of his pecuniary interests therein, if any, in those securities.